BRITISH COLUMBIA
The Best Place on Earth

Number: BC0893483

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that PRETIUM RESOURCES INC. was incorporated under the Business Corporations Act on October 22, 2010 at 09:40 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On October 22, 2010

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada